EXHIBIT 99.1

TOTAL NUTRACEUTICAL SOLUTIONS ENTERS INTO AN  AGREEMENT TO LAUNCH A DIRECT MAIL MARKETING PROGRAM

STEVENSON, WA.  March 30, 2010 .  --( BUSINESS WIRE)-- Total Nutraceutical Solutions, Inc (TNS); (OTC.BB: TNUS) announced today that the company has entered into a revenue sharing agreement to undertake a direct mail marketing program of a proprietary private label compound developed and manufactured by the company for joint pain and inflammation.  The parties to the agreement are: 1) AMC, LLC (“AMC”) based in Los Angeles, California; 2) Delta Group Investments Limited (“DGI”), based in Hong Kong and 3)Total Nutraceutical Solutions, Inc. (“TNS”) based in Stevenson, Washington.  AMC, and a predecessor company, is a highly experienced direct mail marketing company which has specialized in the nutraceutical industry for the last 20 years.  Sales of products in the nutraceutical industry by AMC, and its predecessor, during one four year period exceeded $140.0 million dollars.  DGI is a private investment company which has made available a loan of $300,000 to be used as operating capital to test and launch the direct mail marketing campaign. TNS will be the supplier of the finished private label products to be sold via the direct mail marketing program and will also be the project manager.

Under the terms of the Profit Sharing Agreement, the funds provided by DGI were deposited in a special account and all expenses will be paid from this account. This agreement will be effective for 3 years.  TNS and AMC will be reimbursed for all expenses related to product costs, mailing expense, media and printing, fulfillment, shipping and order taking.  On a quarterly basis, any profits generated by the three entities will be disbursed pursuant to a predetermined schedule.

The initial test mailing will consist of 250,000 pieces which will be sent out on or about April 30, 2010.   In connection with the direct mail marketing campaign, AMC will receive stock purchase warrants  based on performance criteria tied to total sales.  DGI has an option to convert their loan or any portion thereof to common stock of TNS at $.25 per share.

“This agreement allows our company to effectively formulate and launch proprietary dietary supplement products into the United States market,” stated Marvin S. Hausman MD, CEO,  TNS. “TNS has become a global leader in the research and development of mushroom-based products and enrichment processes for potent antioxidants such as L-Ergothioneine and Vitamin D2. Our company intends to actively formulate and launch into the US and International dietary supplement markets breakthrough nutritional products enriched with these key nutrients that have the potential to improve human health and well-being.”

About Total Nutraceutical Solutions, Inc:

Total Nutraceutical Solutions, Inc., a global leader in mushroom research and development, focuses on discovering, formulating and marketing products composed primarily of organic natural whole mushroom foods, containing bioactive nutrients, such as L-Ergothioneine and Vitamin D, with potential health benefits. Our scientific strategy is to specialize in the development of production and analytic technologies for food and nutritional supplements mainly composed of mushrooms and their mycelial biomasses.  Novel clinical models and biomarkers are used to show nutritional and clinical efficacy of our products. In addition to our novel preventative healthcare formulations and nutritional approaches for a wide variety of human conditions and illnesses, we are also involved in the development, acquisition and ownership of breakthrough nutritional tools and products in the fields of animal husbandry and livestock feeds.

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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, the risks associated with the  transaction  described in this press release, and other risks identified in the filings by Total Nutraceutical Solutions (TNS), Inc. with the Securities and Exchange Commission. Further information on risks faced by TNS are detailed in the Form 10-K for the year ended July 31, 2008 and in its subsequent Quarterly Reports on Form 10-Q. These filings are or will become available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. TNS does not undertake any obligation to publicly release the result of any revision to these forward- looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Contact the Company at 509-427-5132 or email info@totalsolution.com.

Contacts

Total Nutraceutical Solutions, Inc.
Roberta Matta, 509-427-5132
info@totalnutraceutical.com

Source: Total Nutraceutical Solutions, Inc.